Please see attached Press Release correcting the Press Release dated April 10, 2001 for information regarding the Jardine Fleming China Region Fund reaching its Tender Offer Trigger Level.

Jardine Fleming China Region Fund, Inc.
Correction to the Press Release dated April 10, 2001



Jardine Fleming China Region Fund, Inc. (NYSE: JFC) corrects its press release dated April 10, 2001 which should has stated that the Fund's tender offer conducted in 2000 was for 30% of the Fund's outstanding shares.

Jardine Fleming China Region Fund, Inc., a closed-end investment company, is managed by JF International Management Inc. an indirect subsidiary of JPMorgan Chase.

Please see attached Press Release issued April 10, 2001 for information regarding the Jardine Fleming China Region Fund reaching its Tender Offer Trigger Level.

Jardine Fleming China Region Fund, Inc. Tender Offer Trigger Level Reached


The Board of Directors of Jardine Fleming China Region Fund, Inc. (NYSE: JFC) announced today that the average discount to net asset value (NAV) for the Fund's shares exceeded 20% during the first thirteen weeks of 2001.

On October 24, 2000 and October 30, 2000, the Fund stated its intention to conduct an annual tender offer if, during any thirteen week period, the average discount to NAV exceeded 20%.

The Board will discuss the timing and terms for a tender offer at its next regularly scheduled meeting, to be held on May 9, 2001. An announcement of the Board's decision on this matter will be made as soon as practicable.

The Board's policy of holding annual tenders whenever the discount to NAV remains above the threshold is consistent with the Board's stated commitment to enhance shareholder value. Other actions the Board has taken to further this policy include last year's tender offer for 25% of the Fund's outstanding shares and one share repurchase program. Since May 2000, the Fund has had the share repurchase program in place and has repurchased a total of 660,400 shares, representing 7.26% of total shares in issue at the time the authority was granted. The Fund's share repurchases have been suspended pending a decision and announcement on a tender offer.

On April 6, 2001, the Fund's NAV per share was $8.78 and the closing price on the NYSE was $6.81. This represents a discount to NAV of 22.44%.

Jardine Fleming China Region Fund, Inc., a closed-end investment company, is managed by JF International Management Inc. an indirect subsidiary of JPMorgan Chase.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Jardine Fleming China Region Fund, Inc.
(Registrant)

/s/Henry H. Hopkins
Henry H. Hopkins, Assistant Secretary

Date:  April 11, 2001